Exhibit 15

Acknowledgment of Independent Accountants

Stockholders and Board of Directors
OM Group, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the OM Group, Inc. 1998 Long-term Incentive Compensation Plan for the registration of 2,000,000 shares of its common stock of our report dated May 10, 2001 relating to the unaudited condensed consolidated interim financial statements of OM Group, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2001.

/s/ Ernst & Young LLP

Cleveland, Ohio
July 24, 2001